Exhibit 10.1

PURCHASE AGREEMENT

Dated as of May 16, 2005

between

AVANT IMMUNOTHERAPEUTICS, INC.

and

PRF VACCINE HOLDINGS LLC

i

Section 4.04 Conflicts
Section 4.05 Funds Available
ARTICLE V COVENANTS
Section 5.01 Consents and Waivers
Section 5.02 Books and Records
Section 5.03 (intentionally omitted)
Section 5.04 Confidentiality; Public Announcement
Section 5.05 Quarterly Reports
Section 5.06 Rights of First Discussion
Section 5.07 Security Agreement
Section 5.08 Reasonable Best Efforts; Further Assurance
Section 5.09 Remittance to Initial Concentration Account
Section 5.10 License Agreements
Section 5.11 Audits
Section 5.12 Notice
ARTICLE VI THE CLOSING; CONDITIONS TO CLOSING AND FUNDING
Section 6.01 Closing
Section 6.02 Conditions Applicable to PRF in Closing
Section 6.03 Conditions Applicable to AVANT
ARTICLE VII EXPIRATION
Section 7.01 Expiration Date
Section 7.02 Effect of Expiration
ARTICLE VIII MISCELLANEOUS
Section 8.01 Survival
Section 8.02 Specific Performance
Section 8.03 Notices
Section 8.04 Successors and Assigns
Section 8.05 Indemnification
Section 8.06 Independent Nature of Relationship

Section 8.07 Tax
Section 8.08 Entire Agreement
Section 8.09 Amendments; No Waivers
Section 8.10 Interpretation
Section 8.11 Headings and Captions
Section 8.12 Counterparts; Effectiveness
Section 8.13 Severability
Section 8.14 Governing Law; Jurisdiction
Section 8.15 Waiver of Jury Trial

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	–	Form of Bill of Sale
Exhibit B	–	Gamble License Agreement
Exhibit C	–	Form of Deposit Agreement
Exhibit D	–	“Product Payment Amount” Condition
Exhibit E	–	Information Format
Exhibit F	–	Form of Security Agreement
Exhibit G	–	Legal Opinions of Goodwin Procter LLP (transaction counsel)
Exhibit H	–	Legal Opinion of Yankwich and Associates (patent counsel)
Exhibit I	–	Form of Letter to GSK
Exhibit J	–	Form of Guarantee

SCHEDULES

PURCHASE AGREEMENT

PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of May 16, 2005 by and among AVANT Immunotherapeutics, Inc., a Delaware corporation, and PRF Vaccine Holdings LLC, a Delaware limited liability company (“PRF”), an Affiliate of Paul Royalty Fund II, L.P., a Delaware limited partnership.

WHEREAS, AVANT has the right to receive all royalties and payments under the Intellectual Property and License Agreements concerning the Product; and

WHEREAS, AVANT wishes to sell, assign, convey and transfer to PRF, and PRF wishes to purchase from AVANT, the Purchased Interest, upon and subject to the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Definitions.

The following terms, as used herein, shall have the following meanings:

“Additional Payments” shall have the meaning set forth in Section 2.03(b).

“Affiliate” shall mean any Person that controls, is controlled by, or is under common control with another Person.  For purposes of this definition, “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Audit Costs” shall mean, with respect to any audit described hereunder with respect to amounts payable or paid under this Agreement or any License Party Audit, the cost of such audit, including all fees, costs and expenses incurred in connection therewith.

“AVANT” shall mean AVANT Immunotherapeutics, Inc., a Delaware corporation, and its successors and assigns.

“AVANT Concentration Account” shall mean a segregated account established and maintained at the Depositary Bank pursuant to the terms of the Deposit Agreement and this Agreement.  The AVANT Concentration Account shall be the account into which the funds remaining in the Joint Concentration Account after payment therefrom of the amounts payable to PRF pursuant to this Agreement are swept in accordance with the terms of this Agreement.

“AVANT Indemnified Party” shall have the meaning set forth in Section 8.05(b).

“Bankruptcy Event” shall mean the occurrence of any of the following:

(i)                                     AVANT shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, relief of debtors or the like, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its respective debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any portion of its assets, or AVANT shall make a general assignment for the benefit of its respective creditors; or

(ii)                                  there shall be commenced against AVANT any case, proceeding or other action of a nature referred to in clause (i) above which remains undismissed, undischarged or unbonded for a period of ninety (90) calendar days; or

(iii)                               there shall be commenced against AVANT any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against (A) all or any substantial portion of its assets and/or (B) the Product or any substantial portion of the Intellectual Property related to the Product, which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within forty-five (45) calendar days from the entry thereof; or

(iv)                              AVANT shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or

(v)                                 AVANT shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its respective debts as they become due; or

(vi)                              AVANT shall be in a financial condition such that the sum of the net present value of its debts is greater than the fair market value of its property, when taken together on a consolidated basis.

“Bill of Sale” shall mean the Bill of Sale pursuant to which AVANT shall assign to PRF all of its rights and interests in and to the Purchased Interest purchased hereunder, which Bill of Sale shall be substantially in the form of Exhibit A.

“BLA” shall mean a biologic license application, and all amendments and supplements thereto for regulatory approval by the FDA, as defined under the Public Health Service Act as such act or regulations thereunder may be amended, supplemented or replaced from time to time, filed with the FDA in the United States or an equivalent application filed with a Regulatory Agency in any country outside of the United States.

“Business Day” shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York or Massachusetts, or any day on which banking institutions located in the State of New York or Massachusetts are required by law or other governmental action to close.

“Closing” shall have the meaning set forth in Section 6.01.

“Closing Date” shall mean May 17, 2005.

“Collateral” shall mean the property included in the definition of “Collateral” in the Security Agreement.

“Confidential Information” shall mean, as it relates to AVANT and its Affiliates and the Product, the Intellectual Property, Know-How, trade secrets, confidential business information, financial data and other like information (including ideas, research and development, know-how, formulas, schematics, compositions, technical data, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), client lists and tangible or intangible proprietary information or material.  Notwithstanding the foregoing definition, Confidential Information shall not include information that is (i) already in the public domain at the time the information is disclosed, (ii) thereafter becomes lawfully obtainable from other sources, (iii) is required to be disclosed in any document to be filed with any Government Authority or (iv) is required to be disclosed under securities laws, rules and regulations applicable to AVANT or PRF, as the case may be, or pursuant to the rules and regulations of any stock exchange or stock market on which securities of AVANT may be listed for trading.

“Contract Party” shall mean any party to a License Agreement (other than AVANT and its Affiliates) and includes GSK and Gamble.

“Daily Amount” shall have the meaning set forth in Section 2.02(a).

“Deposit Accounts” shall mean, collectively, the Initial Concentration Account, the Joint Concentration Account, AVANT Concentration Account and PRF Concentration Account, each established and maintained pursuant to the Deposit Agreement.

“Deposit Agreement” shall mean any agreement (including initially that certain Deposit and Account Control Agreement) entered into by the Depositary Bank, AVANT and PRF, substantially in the form of Exhibit C attached hereto, pursuant to which, among other things, the Initial Concentration Account, the Joint Concentration Account, the PRF Concentration Account and the AVANT Concentration Account shall be established and maintained.

“Depositary Bank” shall mean JP Morgan Chase Bank, N.A. or such other bank or financial institution approved by each of PRF and AVANT.

“Discrepancy Notice” shall have the meaning set forth in Section 5.11(b).

“Dispute” shall have the meaning set forth in Section 3.12(i).

“E.U. Commercial Launch Date” shall mean the earlier of the date upon which either (i) GSK makes a public press release announcing, or (ii) PRF receives a written certificate of the Chief Executive Officer of AVANT certifying in writing to PRF, that GSK or its assignee or sublicensee has made the first arm’s-length commercial sale of the Product for value to a third party in any of the following countries:  Austria, Belgium, Switzerland, Germany, Denmark, Spain, France, Great Britain, Greece, Italy, Luxemburg, Netherlands or Sweden.  Sales for clinical studies, compassionate use, named patient programs, sales under a treatment investigation marketing application filed with a Regulatory Agency, test marketing, non-registrational studies or any similar instance where the Product is supplied at cost or without charge shall not constitute an “arm’s-length commercial sale” for the purpose of determining the E.U. Commercial Launch Date.

“E.U. Commercial Launch Payment” shall mean an amount equal to $40.0 million.

“Excluded Liabilities and Obligations” shall have the meaning set forth in Section 2.04.

“FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.

“First Funding” shall have the meaning set forth in Section 2.03(a)(i).

“Funding” shall have the meaning set forth in Section 2.03(b).

“GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time.

“Gamble” shall mean the Cincinnati Children’s Hospital Medical Center, formerly the James N. Gamble Institute of Medical Research, and its Affiliates.

“Gamble License Agreement” shall mean the License and Clinical Trials Agreement between Virus Research Institute, Inc. (a predecessor of AVANT) and Gamble Institute of Medical Research effective February 27, 1995, as amended (including the amendment dated November 17, 2003, attached hereto as Exhibit B), supplemented or otherwise modified from time to time.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state or local (domestic or foreign), including each Patent Office, the FDA, the United States National Institute of Health, the EMEA, or any other government authority in any country.

“Gross Milestone Payment” shall mean any and all amounts payable during the Term to AVANT by GSK pursuant to Section 5.02(e) of the GSK License Agreement.

“Gross Product Payments” shall mean (i) for so long as the GSK License Agreement is in effect, all Royalties paid or payable by its terms to AVANT under the GSK License Agreement and (ii) for any period during which the GSK License Agreement is not in effect or is no longer the exclusive agreement by which AVANT may be paid Royalties, all Royalties paid or payable by its terms to AVANT under any License Agreement other than the GSK License Agreement; and any collections, recoveries or payments made in lieu thereof and any amounts paid or payable to AVANT in respect of the GSK License Agreement or any other License Agreement by their terms pursuant to Section 365(n) of the United States Bankruptcy Code.

“Guarantee” shall have the meaning set forth in Section 6.03(d).

“GSK” shall mean GlaxoSmithKline PLC and its Affiliates.

“GSK License Agreement” shall mean the License Agreement between SmithKline Beecham plc (a predecessor of GSK) and Virus Research Institute, Inc. (a predecessor of AVANT) effective December 1, 1997, as amended (including the amendment dated January 9, 2003), supplemented or otherwise modified from time to time.

“IND” shall mean an investigational new drug application and all amendments and supplements thereto for regulatory approval by the FDA, as defined in 21 C.F.R. Section 312 et seq. as such act or regulations may be amended, supplemented or replaced from time to time, filed with the FDA in the United States or an equivalent application filed with a Regulatory Agency in any country outside of the United States.

“Independent Accountants” shall have the meaning set forth in Section 5.11(b).

“Initial Concentration Account” shall mean the deposit account established and maintained at the Depositary Bank pursuant to a Deposit Agreement and this Agreement.  The Initial Concentration Account shall be the account into which all payments made in respect of the Royalties involving the Product are to be remitted, as provided herein.

“Intellectual Property” shall mean all Patent Rights; trade secrets; Know-How; Confidential Information; inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto; all registered or unregistered trademarks, trade names, service marks, including all goodwill associated therewith; all domain names and websites; and all registered and unregistered copyrights and all applications, in each case that are owned, controlled by, issued to, licensed to, licensed by or hereafter acquired by or licensed by AVANT or any of its Subsidiaries, in each case relating to the Product.

“Joint Concentration Account” shall mean a segregated account for the benefit of AVANT and PRF and maintained at the Depositary Bank pursuant to the terms of the Deposit Agreement and this Agreement.  The Joint Concentration Account shall be the account into which the Depositary Bank sweeps the funds held in the Initial Concentration Account.

“Know-How” shall mean, relating solely to the Product, (a) all “KNOW-HOW” as such term is defined in the GSK License Agreement, and (b) to the extent not otherwise covered by clause (a), all trade secrets, materials, discoveries, data, processes, methods of manufacture, devices, techniques, algorithms, flow charts, schematics, compositions, formulations, formula, specifications, uses and other information, including, but not limited to (i) medical, chemical, pharmacological and other scientific or clinical data or materials and (ii) methodology and information used in the manufacture, packaging, labeling, development, testing or analysis of the Product, that, in each case, derives actual or potential independent economic value from not generally being known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and that is now owned, controlled or licensed by AVANT or any of its Subsidiaries or that is hereafter acquired or licensed by AVANT or any of its Subsidiaries during the Term.

“Knowledge” shall mean, with respect to AVANT, the actual knowledge of any current officer or employee of AVANT or its patent attorney at Yankwich & Associates relating to a particular matter.  Notwithstanding the foregoing, any of the foregoing persons charged with responsibility for the aspect of the business relevant or related to the matter at issue shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his or her duties and responsibilities in the ordinary course of business, such person should have known of such matter; provided that no such knowledge concerning any third party patent rights shall be so attributed to any such person, other than with respect to the investigations completed as described in the opinion letter identified in Section 6.02(h)(ii).

“Letter of Intent” shall mean the letter dated March 23, 2005 between Paul Capital Advisors, LLC and AVANT as the same may be amended to the date hereof, including that certain amendment dated April 5, 2005.

“License Agreements” shall mean any existing or future license, co-promotion, collaboration, distribution, manufacturing, marketing or partnering agreements entered into by AVANT or any of its Affiliates relating to the Product and/or the Intellectual Property, including but not limited to the GSK License Agreement and Gamble License Agreement.  For clarity, any agreement with any Person for the Transfer of some or all of the Royalties not constituting the Purchased Interest (such as an agreement akin to this Purchase Agreement and the other Transaction Documents) shall not constitute a “License Agreement” hereunder.

“License Party Audit” shall have the meaning set forth in Section 5.11(a).

“Lien” shall mean lien, hypothecation, charge, instrument, license, preference, priority, security agreement, security interest, interest, mortgage, option, privilege, pledge, liability, covenant, order, tax, right of recovery, trust or deemed trust (whether contractual, statutory or otherwise arising) or any encumbrance, right or claim of any other person of any kind whatsoever whether choate or inchoate, filed or unfiled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

“Losses” shall mean collectively, any and all claims, damages, losses, judgments, liabilities, costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding).

“Material Adverse Effect” shall mean (i) the effect of a material adverse change in the business, operations, assets, prospects or financial condition of AVANT and its Subsidiaries, taken as a whole, as such would materially effect the Product, (ii) a material adverse effect on the validity or enforceability of any of the Transaction Documents, (iii) a material adverse effect on the ability of AVANT to perform any of its obligations under any of the Transaction Documents, (iv) a material adverse effect on the rights or remedies of PRF under any of the Transaction Documents, (v) an adverse effect on the right of AVANT to receive any payments payable under any License Agreement or any other material rights and remedies of AVANT under any License Agreement, (vi) an adverse effect on the right of PRF to receive the Purchased Interest or any payment due to PRF hereunder or (vii) a material adverse effect on the Purchased Interest, including any material adverse effect on the Product or the ability of GSK to manufacture, distribute, market and/or sell the Product on the level of anticipated Product net sales.

“Net Milestone Payment” shall mean 35% of any Gross Milestone Payment.

“Obligations” shall mean any and all obligations of AVANT under the Transaction Documents.

“Patent Office” shall mean the respective patent office, including the U.S. Patent and Trademark Office and any comparable foreign patent office, for any Patent Rights.

“Patent Rights” shall mean all current and future patents, patent applications and patent disclosures, together with all reissuances, divisions, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof relating to the Product and/or the Intellectual Property, composition of matter, formulation, or methods of manufacture or use thereof that are issued or filed, including those identified on Schedule 3.12(c), that, in each case, are owned, controlled by, issued to, licensed to, licensed by or hereafter acquired by or licensed by AVANT or any of its Subsidiaries.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.

“PRF” shall have the meaning set forth in the first paragraph hereof.

“PRF Concentration Account” shall mean a segregated account established for the benefit of PRF and maintained at the Depositary Bank pursuant to the terms of the Deposit Agreement and this Agreement.  The PRF Concentration Account shall be the account into which the funds first held in the Joint Concentration Account that are payable to PRF pursuant to this Agreement are swept by the Depositary Bank in accordance with the terms of this Agreement and the Deposit Agreement.

“PRF Indemnified Party” shall have the meaning set forth in Section 8.05(a).

“Product” shall mean any product (including “VACCINE”, as such term is defined in the GSK License Agreement) for which Royalties or other consideration are paid or payable to AVANT under the terms of the GSK License Agreement or any other License Agreement.

“Product Payment Amount” shall mean an amount equal to the sum of (i) the first $27.5 million of 70% of the Gross Product Payments for each calendar year after the Closing Date during the Term and (ii) 7.5% of 70% of the Gross Product Payments in excess of $27.5 million for each calendar year after the Closing Date during the Term; provided, however, if and when during the Term the aggregate Product Payment Amount under clauses (i) and (ii) above exceeds 245% of the Purchase Price actually paid by PRF pursuant to Section 2.03(a), then thereafter (for the applicable calendar year and in each subsequent calendar year), the Product Payment Amount shall be calculated as 7.5% of 70% of all Gross Product Payments.  Notwithstanding the immediately preceding sentence, if the condition on Exhibit D is at any time during the Term not satisfied, then “Product Payment Amount” shall have the meaning set forth on Exhibit D.

“Purchased Interest” shall mean an undivided interest in the accounts (as such term is defined in the UCC) of AVANT in respect of the GSK License Agreement and any other License Agreement consisting of (i) that portion of the Gross Product Payments in an amount equal to the Product Payment Amount, and (ii) the Net Milestone Payments (other than that portion of the amounts set forth in clauses (i) and (ii) above relating to sales of Product in the United States after December 31, 2009, if AVANT or PRF exercises its respective right pursuant to Section 2.03(c) to terminate certain obligations and rights hereunder).

“Purchase Price” shall have the meaning set forth in Section 2.03.

“Quarterly Report” shall mean, with respect to the relevant calendar quarter of AVANT, (i) a report showing all payments made by AVANT to PRF under this Agreement during such quarter and showing in detail the basis for the calculation of such payments, (ii) a reconciliation of such report referred to in clause (i) above to all information and data deliverable to AVANT, PRF or their Affiliates by the parties to any of the License Agreements, together with relevant supporting documentation, (iii) a report showing, to the extent available, the amount of gross end-user sales of the Product and all deductions supporting AVANT’s calculations of Gross Product Payments and (iv) such additional information in AVANT’s possession as PRF may reasonably request, in each case subject to any confidentiality obligations AVANT may have with any Contract Party.  With respect to the GSK License Agreement, the Quarterly Report will include all information set forth on Exhibit E.

“Regulatory Agency” shall mean a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals in any country or other regulation of pharmaceuticals or biohazardous substances or materials.

“Regulatory Approvals” shall mean, collectively, all INDs, BLAs and other regulatory approvals, registrations, certificates, authorizations, permits and associated materials (including the product dossier) relating to the Product, issued by the appropriate Regulatory Agency as to the Product and all reports, correspondence and other submissions related thereto and the regulatory and clinical files and data pertaining thereto, and all information, data, formulations, assays, or Intellectual Property contained in such INDs and the BLAs, relating to the Product together with all amendments, supplements and updates thereto, and all comparable regulatory approvals, registrations and associated materials throughout the world.

“Royalties” shall mean the gross amount of all royalties, profit payments, license fees, settlement payments, judgments, payments, consideration or any other remuneration of any kind relating to the Products and/or Intellectual Property, and paid or payable to AVANT during the Term under any License Agreement by its terms (subject to any Set-off set forth in such License Agreement); provided, however, that Royalties shall not include (1) Gross Milestone Payments or (2) $1,000,000 of royalties otherwise payable to AVANT by GSK for which GSK has the right to take a credit pursuant to Section 5.02(d) of the GSK License Agreement.

“Security Agreement” shall mean the Security Agreement of even date herewith by and between AVANT and PRF providing for, among other things, the grant by AVANT in favor of PRF of a valid continuing, perfected lien on and security interest in, the collateral described therein.

“Set-off” shall have the meaning set forth in Section 3.17.

“Subsequent Funding Date” shall have the meaning set forth in Section 2.03.

“Subsidiary” or “Subsidiaries” shall mean with respect to any Person (i) any corporation of which the outstanding capital stock having at least a majority of votes entitled to be cast in the election of directors under ordinary circumstances shall at the time owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Term” shall mean the term of this Agreement, which shall commence on the date hereof and terminate on December 12, 2012, unless otherwise extended pursuant to Section 5.06(b).

“Transaction Documents” shall mean, collectively, this Agreement, the Bill of Sale, the Security Agreement, the Deposit Agreement and the Guarantee.

“Transfer” or “Transferred” shall mean any sale, conveyance, assignment, disposition, license, sublicense, co-promotion agreement, or other form of transfer, other than any permitted assignment by AVANT as provided in the first proviso contained in Section 8.04.

“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“U.S. Commercial Launch Date” shall mean the earlier of the date upon which either (i) GSK makes a public press release announcing, or (ii) PRF receives a written certificate of the Chief Executive Officer of AVANT certifying in writing to PRF, that GSK or its assignee or sublicensee has made the first arm’s-length commercial sale of the Product for value to a third party in the United States.  Sales for clinical studies, compassionate use, named patient programs, sales under a treatment investigation new drug application filed with the FDA, test marketing, non-registrational studies or any similar instance where the Product is supplied at cost or without charge shall not constitute an “arm’s-length commercial sale” for the purposes of determining the U.S. Commercial Launch Date.

“U.S. Commercial Launch Payment” shall mean an amount equal to (a) $11.0 million if the U.S. Commercial Launch Date occurs on or before December 31, 2007; (b) $10.0 million if the U.S. Commercial Launch Date occurs on or between January 1, 2008 and December 31, 2008; or (c) $9.0 million if the U.S. Commercial Launch Date occurs on or after January 1, 2009.

ARTICLE II

PURCHASE AND SALE OF PURCHASED INTEREST

Section 2.01  Purchase and Sale.

Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, AVANT agrees to sell, assign, transfer and convey to PRF, and PRF agrees to purchase from AVANT, free and clear of all Liens (except those Liens created in favor of PRF pursuant to the Security Agreement and any other Transaction Document), all of AVANT’s right, title and interest in and to the Purchased Interest.

Section 2.02  Transfers and Payments in Respect of the Purchased Interest.

From the Closing Date, PRF shall be entitled to receive the following transfers and payments in respect of the Purchased Interest:

(a)                             Cash in respect of the Product Payment Amount shall be paid to PRF from the Gross Product Payments that are received from time to time in the Initial Concentration Account, which Product Payment Amount shall be swept from the Joint Concentration Account into the PRF Concentration Account on a daily basis (the “Daily Amount”) pursuant and subject to Section 5.09.  In the event AVANT receives any Gross Product Payments, AVANT shall hold such amounts in trust for the benefit of PRF and, within two (2) Business Days after receipt thereof, deposit into the Initial Concentration Account by wire transfer of immediately available funds such Gross Product Payments.

(b)                            Within two (2) Business Days after AVANT’s receipt of any payment in respect of the Gross Milestone Payments, AVANT shall pay to PRF, by wire transfer of immediately available funds to an account designated by PRF, an amount equal to the Net Milestone Payment for each such payment.

(c)                             Except as otherwise provided by Section 8.05, for avoidance of doubt, the parties understand and agree that if GSK or any other Contract Party fails to pay any Royalties or any Gross Milestone Payment when AVANT or PRF reasonably believes they are due under the applicable License Agreement (each such unpaid amount, a ”Discrepancy”) because of a disagreement with GSK or such other Contract Party as to (A) when or whether any Royalties or the Gross Milestone Payment are owed AVANT, or (B) the amount of any Set-off taken by GSK or such other Contract Party, then AVANT shall not be obligated to pay to PRF or otherwise compensate or make PRF whole with respect to any such Discrepancy, but instead AVANT and PRF may seek to recover such Discrepancy from GSK or such other Contract Party as contemplated by Sections 5.10(c) and (d).

Section 2.03  Purchase Price.

(a)                             In full consideration for the sale of the Purchased Interest, and subject to the terms and conditions set forth herein, PRF shall pay to AVANT, or its designee, the following amounts:

(i)                                     $5.0 million on the Closing Date (the “First Funding”);

(ii)                                  $5.0 million on December 1, 2005;

(iii)                               the E.U. Commercial Launch Payment, payable twenty (20) Business Days after the E.U. Commercial Launch Date has occurred; and

(iv)                              the U.S. Commercial Launch Payment, payable twenty (20) Business Days after the U.S. Commercial Launch Date has occurred.

(b)                            The aggregate of payments that are actually made under clauses (i), (ii), (iii) and (iv) of Section 2.03(a) shall constitute the “Purchase Price”.  Each of the payments in clauses (i), (ii), (iii) and (iv) of Section 2.03(a) shall be referred to herein as a “Funding”, and each date in which payments are made pursuant to clauses (ii), (iii) and (iv) of Section 2.03(a) shall be referred to herein as a “Subsequent Funding Date”.  If the conditions set forth in Section 6.02 for a Funding under clause (ii), (iii) or (iv) of Section 2.03(a) are not satisfied on such Funding’s applicable Subsequent Funding Date, then PRF’s obligation to make such Funding shall cease to exist at the time of such Subsequent Funding Date; provided, however, that (1) if the failure to so satisfy any such condition could not reasonably be foreseen to materially effect any payment relating to the Purchased Interest, then PRF’s obligation to make such Funding shall be suspended until such time as the conditions for such Funding are satisfied, and (2) if such conditions are not later satisfied as provided in clause (1) above, in the event that any Royalties accruing after such Subsequent Funding Date are paid to PRF with respect to the Purchased Interest (the ”Additional Payments”), PRF and AVANT shall negotiate in good faith and agree on an amount to be paid to AVANT, on a mutually agreeable time-table, to ensure that AVANT receives from PRF a fair and equitable price for the Purchased Interest, which amount shall be based upon and take into account (A) original and revised projected sales of Product, (B) estimated and targeted returns of the parties used to establish the Purchase Price provided above, (C) the total projected Product Payment Amounts as of such time, including those already received and the Additional Payments received and projected, (D) the portion and timing of the Purchase Price already paid by PRF to AVANT, (E) any Losses sustained by PRF as a result of such failure to satisfy such condition(s) as of such Subsequent Funding Date, and (F) the effect of the failure to satisfy any such condition.  The Purchase Price is non-creditable and non-refundable, not subject to set-off, and is not conditioned in any way on the payment to or receipt by AVANT of any Royalties.  Without limiting any other rights or remedies available to AVANT hereunder, PRF shall pay interest to AVANT on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the daily prime rate, as published in The Wall Street Journal, Eastern United States Edition, plus three percent (3%), calculated on the number of days such payment is delinquent.

(c)                             In the event that the U.S. Commercial Launch Date does not occur on or before December 31, 2009, then either PRF or AVANT shall have ten (10) Business Days to notify the other party of its intention to continue or to terminate all of its and the other party’s rights and obligations under this Agreement relating to sales of the Product in the United States, including any payments relating thereto under Section 2.03(a)(iv) and remittances under Section 2.02(a).  If both parties agree to choose to continue such rights and obligations under this Agreement, then those rights and obligations of AVANT and PRF hereunder shall continue.  If either party notifies the other of its choice to terminate such rights and obligations under this Agreement, or does not provide notice to the other party of its choice to continue such rights and obligations, in each case within ten (10) Business Days after December 31, 2009, then (i) all of PRF and AVANT’s rights and obligations under this Agreement relating to sales of the Product in the United States, including any payments relating thereto under Section 2.03(a)(iv) and remittances under Section 2.02(a), shall terminate in accordance with the provisions of Article VII, and (ii) PRF and AVANT shall amend the Deposit Agreement to provide that, as of such date, the portion of Gross Product Payments that otherwise would have been transferred from the Initial Concentration Account to the Joint Concentration Account relating to sales of the Product in the United States shall be transferred from the Initial Concentration Account directly to the AVANT Concentration Account, and none of such portion shall be transferred to the Joint Concentration Account.

(d)                            In the event that PRF and AVANT are unable to agree on a fair and equitable price for the Purchased Interest under Section 2.03(b) above, such dispute shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon an award arising in connection therewith may be entered in any court of competent jurisdiction.  Any arbitration, mediation, court action, or other adjudicative proceeding pursuant to the Section 2.03(d) shall be held in New York, New York or, if such proceeding cannot be lawfully held in such location, as near thereto as applicable law permits.  The prevailing party in any arbitration, mediation, court action, or other adjudicative proceeding arising out of this Section 2.03(d) shall be reimbursed by the party who does not prevail for its reasonable attorneys, accountants and experts fees and related expenses and for the costs of such proceeding.

Section 2.04  No Assumed Obligations.

Notwithstanding any provision in this Agreement or any other writing to the contrary, PRF is acquiring only the Purchased Interest and is not assuming any liability or obligation of AVANT or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether under any of the License Agreements or any Transaction Document or otherwise.  All such liabilities and obligations shall be retained by and remain obligations and liabilities of AVANT or its Affiliates (the “Excluded Liabilities and Obligations”).

Section 2.05  Excluded Assets.

PRF does not, by purchase of the rights granted hereunder or otherwise pursuant to any of the Transaction Documents, acquire any assets or contract rights of AVANT under the License Agreements or any other assets of AVANT, other than the Purchased Interest.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AVANT

AVANT hereby represents and warrants to PRF as of the date first written above the following:

Section 3.01  Organization.

AVANT is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents.  AVANT is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to do so could reasonably be expected to result in a Material Adverse Effect.

Section 3.02  Corporate Authorization.

AVANT has all necessary corporate power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.  The Transaction Documents have been duly authorized, executed and delivered by AVANT and each Transaction Document constitutes the valid and binding obligation of AVANT, enforceable against AVANT in accordance with its respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 3.03  Governmental Authorization.

The execution and delivery by AVANT of the Transaction Documents, and the performance by AVANT of its obligations hereunder and thereunder, does not require any notice to, action or consent by, or in respect of, or filing with, any Government Authority, except for the filing of proper financing statements (including Form UCC-1s) under the UCC and filings with the U.S. Patent and Trademark Office.

Section 3.04  Ownership.

AVANT owns, or holds a valid license under, all of the Intellectual Property free and clear of all Liens, and no license or covenant not to sue under any Intellectual Property has been granted to any third party, except as provided in the GSK License Agreement.

Section 3.05  (intentionally omitted).

Section 3.06  Solvency.

AVANT is not insolvent as defined in any statute of the United States Bankruptcy Code or in the fraudulent conveyance or fraudulent transfer statutes of the States of Delaware, New

York or Massachusetts.  Assuming consummation of the transactions contemplated by the Transaction Documents, (i) the present fair saleable value of AVANT’s assets is greater than the amount required to pay its debts as they become due, (ii) AVANT does not have unreasonably small capital with which to engage in its business, and (iii) AVANT has not incurred, nor does it have present plans to or intend to incur, debts or liabilities beyond its ability to pay such debts or liabilities as they become absolute and matured.

Section 3.07  Litigation.

There is no (i) action, suit, arbitration proceeding, claim, investigation or other proceeding pending or, to the Knowledge of AVANT, threatened against AVANT or (ii) any governmental inquiry pending or, to the Knowledge of AVANT, threatened against AVANT, in each case with respect to clauses (i) and (ii) above, which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.  There is no action, suit, claim, proceeding or investigation pending or, to the Knowledge of AVANT, threatened against AVANT or any other Person relating to the Product, the Intellectual Property, the Regulatory Approvals or the Purchased Interest.

Section 3.08  Compliance with Laws.

AVANT (i) is not in violation of, has not violated, or to the Knowledge of AVANT, is not under investigation with respect to, and (ii) has not been threatened to be charged with or been given notice of any violation of any law, rule, ordinance or regulation of, or any judgment, order, writ decree, permit or license entered by any Government Authority applicable to the Purchased Interest, which could reasonably be expected to result in a Material Adverse Effect.

Section 3.09  Conflicts.

(a)                             Neither the execution and delivery of any of the Transaction Documents nor the performance or consummation of the transactions contemplated hereby and thereby will:  (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any respects any provisions of, that in each case or in the aggregate could reasonably be expected to result in a Material Adverse Effect: (A) any law, rule, ordinance or regulation of any Government Authority, or any judgment, order, writ, decree, permit or license of any Government Authority, to which AVANT or any of its Subsidiaries or any of their respective assets or properties may be subject or bound; or (B) any contract, agreement, commitment or instrument to which AVANT or any of its Subsidiaries is a party or by which AVANT or any of its Subsidiaries or any of their respective assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the certificate of incorporation or by-laws (or other organizational or constitutional documents) of AVANT or any of its Subsidiaries; (iii) except for the filing of proper financing statements (including Form UCC-1s) under the UCC required hereunder and filings with any Patent Office, require any notification to, filing with, or consent of, any Person or Government Authority; (iv) give rise to any right of termination, cancellation or acceleration of any right or obligation of AVANT or any of its Subsidiaries or any other Person or to a loss of any benefit relating to the Purchased Interest; or (v) result in the creation or imposition of any Lien on the Purchased Interest or any other Collateral, other than, with respect to clause (v) above, pursuant to the Security Agreement or any other Transaction Document.

(b)                            AVANT has not granted, nor does there exist, any Lien on any License Agreement, the Purchased Interest or any other Collateral other than pursuant to the Security Agreement or any other Transaction Document.

Section 3.10  Place of Business.

AVANT’s principal place of business and chief executive office are set forth on Schedule 3.10.

Section 3.11  Broker’s Fees.

AVANT has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 3.12  Intellectual Property.

(a)                             AVANT has provided PRF all information in its possession or otherwise Known to it with respect to the Intellectual Property, other than immaterial aspects thereof.

(b)                            AVANT has provided PRF all information in its possession or Known to it with respect to compositions of matter, formulations, methods of manufacture or use thereof developed to date by any party which relate to the Product, including Rotarix®, other than immaterial aspects thereof.

(c)                             Schedule 3.12(c) sets forth an accurate and complete list of all Intellectual Property, including all (i) patents, (ii) applications for patents with the applicable Patent Offices worldwide, (iii) registrations with the applicable trademark or copyright offices worldwide (including, if applicable, each Patent Office) of trade names, trademarks and copyrights and (iv) all material unregistered trademarks and copyrights.  For each item of the Intellectual Property listed on Schedule 3.12(c), AVANT has indicated (A) the countries (and Patent Offices and the trademark and copyright offices, as applicable), in each case in which such item is patented, registered or in which an application for patent or registration is pending, (B) the application number, (C) the registration or patent number and (D) the expected expiration date of the issued patents.

(d)                            The issued Patent Rights are valid and enforceable, and to the Knowledge of AVANT, the other Intellectual Property is valid, enforceable and subsisting.  To the Knowledge of AVANT and except as set forth on Schedule 3.12(d), there has been no act or failure to act by Gamble, the Virus Research Institute, Inc., or by AVANT or any of their respective directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intellectual Property or any other fact that could render invalid or unenforceable, or negate the right to issuance of any of the Patent Rights.

(e)                             The patents and patent applications set forth on Schedule 3.12(c) generically or specifically claim at least one version of the “VACCINE” as defined in the GSK License

Agreement.  Upon the sales of Rotarix®, royalties are due and owing to AVANT under the terms of the GSK License Agreement.  AVANT represents and warrants to PRF the accuracy of the last sentence of Section 3.03 of the GSK License Agreement.

(f)                               Schedule 3.12(f) is an accurate and complete list of all agreements, including any and all License Agreements to which AVANT is a party, whether oral or written, express or implied, including licenses, options, franchise, distribution, marketing and manufacturing agreements, sponsorships, agreements not to enforce, consents, settlements, assignments, security interests, liens and other encumbrances or mortgages, and any amendment(s), renewal(s), novation(s) and termination(s) pertaining thereto, pursuant to which AVANT or any Contract Party thereto exploit any of the Intellectual Property listed on Schedule 3.12(c).  To the Knowledge of AVANT, each agreement specified on Schedule 3.12(f) (other than the License Agreements which are addressed in Section 3.16) constitutes a valid and binding obligation, enforceable in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, the UCC, or general equitable principles.  AVANT is not in breach of such agreements and, to the Knowledge of AVANT, no circumstances or grounds exist that would give rise to a claim of breach or right of rescission, termination, revision, or amendment of any of the agreements specified on Schedule 3.12(f) (other than the License Agreements which are addressed in Section 3.16), except for the signing of this Agreement.

(g)                            There are no unpaid maintenance or renewal fees payable by Gamble to any third party that are currently overdue for any of the Patent Rights or other Intellectual Property.  To the Knowledge of AVANT and except as disclosed on Schedule 3.12(g)(i), no applications or registrations therefor have lapsed or been abandoned, cancelled or expired.  To the Knowledge of AVANT and except as disclosed on Schedule 3.12(g)(ii), each individual associated with the filing and prosecution of the Patent Rights, including the named inventors of the Patent Rights, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known to be material to the patentability of each of the Patent Rights, in those jurisdictions where such duties exist.

(h)                            No payments by AVANT or any Affiliate of AVANT, or to the Knowledge of AVANT, no payments by any other party are, or at any time in the future will become, due to any other Person in respect of the Intellectual Property or the Product, in each case that would diminish the Purchased Interest in any way, except for those contained in any License Agreement (including for the GSK License Agreement, the Set-offs).  Except as disclosed on Schedule 3.12(h), the GSK License Agreement does not contain any provisions providing for or permitting a reduction in, or setoff against, the royalties payable thereunder to AVANT as a result of infringement by third parties of the Intellectual Property.  To the Knowledge of AVANT, except as disclosed on Schedule 3.12(h), there is no reduction in, or setoff against, the royalties payable thereunder to AVANT as a result of payments that GSK, or a licensee of GSK, may be required to make to third parties for the use of any intellectual property rights controlled by the third party for the manufacture, use, sale, offer to sell, or importation of sale of the Product.

(i)                                Except as set forth on Schedule 3.12(i), AVANT has not undertaken any act or omitted to undertake any act and, to the Knowledge of AVANT, neither Gamble nor GSK has undertaken or omitted to undertake any acts, and to the Knowledge of AVANT, no conduct, circumstances or grounds exist, that would void, invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of (i) any of the Intellectual Property (or, in the case of any Intellectual Property licensed on an exclusive basis to AVANT, AVANT’s entitlement to exclusively exploit such Intellectual Property in accordance with the terms of the applicable License Agreement), and (ii) AVANT’s right to receive payments made pursuant to any License Agreement.

(j)                                To the Knowledge of AVANT there is, and has been, no pending, decided or settled opposition, interference, reexamination, injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree, or any other dispute, disagreement, or claim (collectively referred to hereinafter as “Disputes”), nor, to the Knowledge of AVANT, has any such Dispute been threatened, challenging the legality, validity, enforceability or ownership of any Intellectual Property or which would give rise to a credit against the payments due to AVANT from the applicable License Agreements for the use of the related licensed Intellectual Property.  To the Knowledge of AVANT, there are no Disputes by any third party against AVANT, Gamble or GSK involving the Product.  AVANT has not received, and to the Knowledge of AVANT, neither Gamble nor GSK has received, any written notice of any Dispute involving the Product.  AVANT has not sent, and to the Knowledge of AVANT, neither Gamble nor GSK has sent, any notice of any Dispute involving the Product.  To the Knowledge of AVANT, the Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement or other disposition of Dispute.

(k)                             To the Knowledge of AVANT, there is no pending or threatened action, suit, or proceeding, or any investigation or claim by any Government Authority to which AVANT or, to the Knowledge of AVANT, to which Gamble or GSK is a party (i) that would be the subject of a claim for indemnification, if any, by or against AVANT, Gamble or GSK under the related License Agreements, and (ii) that the marketing, sale or distribution of the Product worldwide, by GSK or by any licensee of GSK or any other Contract Party, pursuant to the related License Agreements does or will infringe on any patent or other intellectual property rights of any other Person.  To the Knowledge of AVANT, there are no pending U.S., international or foreign patent applications owned by any such other Person, which, if issued, would limit or prohibit, in any material respect, the use manufacture, use or sale of the Product, in each case by the applicable Contract Party.

Section 3.13  Regulatory Approval.

(a)                             AVANT has made available to PRF all of the following documents that AVANT has in its possession as of the date first written above in any form from any Contract Party to any License Agreement:

(i)                                     all material regulatory correspondence, written notes in respect of telephone communications, electronic communications, copies of all material submissions to any active regulatory files regarding preclinical, clinical, manufacturing or adverse events, and any material notices and forms received by a Contract Party from appropriate Regulatory Agencies relating to compliance, developmental (including safety, efficacy and potency), marketing promotion or manufacturing activities, in each case, concerning the Product;

(ii)                                  material correspondence or reports from both internal corporate employees and non-governmental consultants relating to any of the regulatory and/or product liability exposures, marketing and reimbursement strategies, manufacturing (i.e., annual audit reports), preclinical and clinical data issues concerning the Product; and

(iii)                               any information or communication that would indicate that any Regulatory Agency (A) is not likely to approve any application with respect to the Product, (B) is likely to revise or revoke any current approval granted by any Regulatory Agency with respect to the Product, or (C) is likely to pursue compliance actions against AVANT or any Contract Party relating to a License Agreement.

(b)                            To AVANT’s Knowledge, GSK possesses all Regulatory Approvals issued or required by the appropriate Regulatory Agencies necessary to conduct its current business relating to the Product, and neither AVANT nor, to AVANT’s Knowledge, GSK has received any notice of proceedings relating to, and there are no facts or circumstances to AVANT’s Knowledge that would lead to, the revocation, suspension, termination or modification of any such Regulatory Approvals.

(c)                             AVANT is in material compliance with, and has materially complied with, all applicable federal, state, local and foreign laws, rules, regulations, standards, orders and decrees governing its business, including all regulations promulgated by each Regulatory Agency, the failure of compliance with which could reasonably be expected to materially adversely effect a Regulatory Approval resulting in a Material Adverse Effect; AVANT has not received any notice citing action or inaction by it that would constitute any material non-compliance with any applicable federal, state, local and foreign laws, rules, regulations, or standards, which could reasonably be expected to materially adversely effect a Regulatory Approval resulting in a Material Adverse Effect; and to AVANT’s Knowledge, no prospective change in any applicable federal, state, local or foreign laws, rules, regulations or standards has been adopted which, when made effective, could reasonably be expected to materially adversely effect a Regulatory Approval resulting in a Material Adverse Effect.

(d)                            The studies, tests and preclinical and clinical trials conducted relating to the Product by or on behalf of AVANT or, to AVANT’s Knowledge, GSK were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards; the descriptions of the results of such studies, tests and trials provided to PRF are, to AVANT’s Knowledge, accurate in all material respects; and neither AVANT nor, to AVANT’s Knowledge, GSK, has received any notices or correspondence from any Regulatory Agency or any Institutional Review Board or comparable authority requiring the termination, suspension, or material modification or clinical hold of any such studies, tests or preclinical or clinical trials conducted by or on behalf of AVANT or GSK, which non-compliance, inaccurate description, termination, suspension, material modification or clinical hold could reasonably be expected to result in a Material Adverse Effect.

Section 3.14  Subordination.

The claims and rights of PRF created by any Transaction Document in and to the Purchased Interest are not and shall not be subordinated to any creditor of AVANT or any other Person.

Section 3.15  (intentionally omitted).

Section 3.16  License Agreements.

(a)                             Other than the License Agreements and the Transaction Documents, there is no contract, agreement or other arrangement to which either AVANT or any of its Subsidiaries is a party or any of AVANT’s or its Subsidiaries’ respective assets or properties are bound or committed for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to result in a Material Adverse Effect.

(b)                            Exhibit B attached hereto sets forth an accurate, complete and updated copy of the Gamble License Agreement.  AVANT has provided to PRF an accurate, complete and updated copy of the GSK License Agreement.

(c)                             Except as otherwise disclosed on Schedule 3.16(c), there are no (i) other agreements, writings, understandings, commitments, arrangements, or amendments related to or affecting either of the Gamble License Agreement or (ii) outstanding royalties or other payment obligations of AVANT currently due and payable to Gamble under the Gamble License Agreement that have not been paid.

(d)                            AVANT is the legal successor in interest to Virus Research Institute, Inc. under the Gamble License Agreement and GSK License Agreement, and Schedule 3.16(d) describes the facts and events under which AVANT succeeded Virus Research Institute, Inc. therein.

(e)                             The License Agreements are valid and binding on AVANT and its Subsidiaries and, to the Knowledge of AVANT, on each Contract Party thereto, and are in full force and effect.  There has been no correspondence or other written communication sent by or on behalf of AVANT to, or received by or on behalf of AVANT from, any Contract Party, the subject matter of which could reasonably be expected to result in a Material Adverse Effect.  With respect to each existing License Agreement:

(i)                                     AVANT has not, nor has to AVANT’s Knowledge the Contract Party, impaired, waived, altered or modified in any respect, whether by way of any sublicense or consent or otherwise, such License Agreement.  To the Knowledge of AVANT, no Contract Party has granted a sublicense under such License Agreement.

(ii)                                  AVANT has not released the Contract Party under such License Agreement, in whole or in part, from any of its obligations under such License Agreement.

(iii)                               AVANT has not received (i) any notice of the Contract Party’s intention to terminate such License Agreement in whole or in part or (ii) any notice of the Contract Party requesting any amendment, alteration or modification of such License Agreement.

(iv)                              To the Knowledge of AVANT, nothing has occurred and no condition exists that would adversely impact the right of AVANT to receive any payments payable under such License Agreement.  Neither AVANT, or to the Knowledge of AVANT, the Contract Party has taken any action or omitted to take any action, that would adversely impact the right of PRF to receive the Purchased Interest.

(v)                                 All payments required to be made under such License Agreement have been made.  Except for any Set-off as set forth on Schedule 3.17, no payment required to be made under such License Agreement has been subject to any claim pursuant to any right of rescission, set-off, counterclaim or defense.

(vi)                              Such License Agreement has not been satisfied in full, discharged, canceled, terminated, subordinated or rescinded, in whole or in part by AVANT, or to the Knowledge of AVANT, the Contract Party thereto.  Such License Agreement is the entire agreement between AVANT and the Contract Party thereto relating to the subject matter thereof.

(vii)                           Such License Agreement is the legal, valid and binding obligation of each of AVANT and, to the Knowledge of AVANT, the Contract Party thereto, enforceable against AVANT and, to the Knowledge of AVANT, such Contract Party in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, the UCC, and general equitable principles.  The execution, delivery and performance of such License Agreement was and is within the corporate powers of AVANT and, to the Knowledge of AVANT, the Contract Party thereto.  Such License Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, AVANT and, to the Knowledge of AVANT, the Contract Party thereto.  There is no breach or default, or event which upon notice or the passage of time, or both, could give rise to any breach or default, in the performance of such License Agreement by AVANT or, to the Knowledge of AVANT, the Contract Party thereto.

(viii)                        To the Knowledge of AVANT, the representations and warranties made in such License Agreement by Virus Research Institute, Inc. (a predecessor of AVANT) for the Gamble License Agreement and the GSK License Agreement were as of the date made true and correct in all material respects.

Section 3.17  Set-off.

Except as provided on Schedule 3.17, GSK has no right of set-off, rescission, counterclaim, reduction, deduction or defense (each a “Set-off”) against Royalties or any other amounts payable to AVANT under the GSK License Agreement.  For any Set-offs listed on Schedule 3.17, AVANT shall describe the nature and magnitude of such Set-off and set forth the section reference in the GSK License under which such Set-off arises.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PRF

PRF represents, warrants and covenants to AVANT the following:

Section 4.01  Organization.

PRF is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and PRF has all limited liability company powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.02  Authorization.

PRF has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.  The Transaction Documents have been duly authorized, executed and delivered by PRF and each Transaction Document constitutes the valid and binding obligation of PRF, enforceable against PRF in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 4.03  Broker’s Fees.

PRF has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 4.04  Conflicts.

Neither the execution and delivery of this Agreement or any other Transaction Document nor the performance or consummation of the transactions contemplated hereby or thereby will:  (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (A) any law, rule or regulation of any Government Authority, or any judgment, order, writ, decree, permit or license of any Government Authority, to which PRF or any of its assets or properties may be subject or bound; or (B) any contract, agreement, commitment or instrument to which PRF is a party or by which PRF or any of its assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of organizational or constitutional documents of PRF; or (iii) require any notification to, filing with, or consent of, any Person or Government Authority.

Section 4.05  Funds Available.

PRF will at all times maintain sufficient funds to satisfy its obligations under Section 2.03(a) and Section 8.05 as they become due, and further PRF shall maintain in full force and effect the Guarantee in accordance with its terms.

ARTICLE V

COVENANTS

During the Term (and, for the avoidance of doubt, subject to the terms of Section 2.03(c)), the following covenants shall apply:

Section 5.01  Consents and Waivers.

AVANT shall use commercially reasonable efforts to obtain any required consents, acknowledgements, certificates or waivers so that the transactions contemplated by any Transaction Document may be consummated and/or shall not result in any default or breach or termination of any of the License Agreements.

Section 5.02  Books and Records.

(a)                             Promptly after receipt by AVANT of notice of any action, claim, investigation or proceeding (commenced or threatened) relating to the transactions contemplated by any Transaction Document or any License Agreement, AVANT shall inform PRF of the receipt of such notice and the substance of such action, claim, investigation or proceeding and, if in writing, shall furnish PRF with a copy of such notice and any related materials with respect to such action, claim, investigation or proceeding (subject to any AVANT confidentiality obligations with third parties).

(b)                            AVANT shall keep and maintain, or cause to be kept and maintained, at all times full and accurate books of account and records adequate to reflect accurately all payments paid and/or payable with respect to the License Agreements and all deposits made into the applicable Deposit Accounts.

(c)                             Promptly after receipt by AVANT of any material written notice, certificate, offer, proposal, correspondence, report or other written communication relating directly to any License Agreement, the Gross Product Payments, the Gross Milestone Payments, or the Product, AVANT shall inform PRF of such receipt and the substance contained therein and, if in writing, subject to any AVANT confidentiality obligations with third parties, shall furnish PRF with a copy of such notice, certificate, offer, proposal, correspondence, report or other communication.

Section 5.03  (intentionally omitted).

Section 5.04  Confidentiality; Public Announcement.

(a)                             Except as otherwise required by law or the rules and regulations of any securities exchange or trading system or the FDA or any Government Authority with similar regulatory authority and except as otherwise set forth in Section 5.04(b), all information furnished by PRF to AVANT or by AVANT to PRF, including the Confidential Information, in connection with this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby, as well as the terms, conditions and provisions of this Agreement and any other Transaction Document, shall be kept confidential by the recipient thereof, and shall be used by the recipient thereof only in connection with this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby, except to the extent that such information (i) is already in the public domain at the time the information is disclosed, (ii) thereafter becomes lawfully obtainable from other sources, (iii) is required to be disclosed in any document to be filed with any Government Authority, or (iv) is required to be disclosed under securities laws, rules and regulations applicable to AVANT or PRF, as the case may be, or pursuant to the rules and regulations of any stock exchange or stock market on which securities of AVANT may be listed for trading.  Notwithstanding the foregoing, AVANT and PRF may disclose such information to their actual and potential partners, directors, employees, managers, officers, investors, co-investors, financing parties, bankers, advisors, trustees and representatives on a need-to-know basis, provided that such Persons shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to the terms of this Section 5.04(a).

(b)                            AVANT and PRF shall agree upon the form and content of any press release by AVANT or PRF with respect to the transactions contemplated by this Agreement.

Section 5.05  Quarterly Reports.

AVANT shall, promptly after the end of each fiscal quarter of AVANT (but in no event later than fifteen (15) calendar days following the receipt by AVANT of the reports required under Section 9.02 of the GSK License Agreement), produce and deliver to PRF a Quarterly Report for such quarter, together with a certificate of the Chief Financial Officer of AVANT, certifying that to the Knowledge of such officer (i) such Quarterly Report is a true and complete copy and (ii) any statements and any data and information therein prepared by AVANT are true, correct and accurate in all material respects; provided, however, that AVANT shall not be obligated to deliver the Quarterly Report sooner than thirty (30) days following the end of the prior AVANT fiscal quarter.

Section 5.06  Rights of First Discussion.

(a)                             Neither AVANT nor any Affiliates of AVANT shall Transfer any of AVANT’s rights to payment during the Term relating to the Product (except after December 31, 2009 with respect to any and all rights to payment for sales of the Product in the United States if those rights are terminated as contemplated by Section 2.03), without first providing PRF the exclusive right to propose and negotiate the terms for the proposed Transfer for a period of sixty (60) calendar days after PRF’s receipt of written notice of such proposed Transfer.  After the end of such 60-day period, AVANT and its Affiliates shall have no further obligation to PRF under this Section 5.06(a).

(b)                            Upon written notice from AVANT to PRF that the GSK License Agreement has been extended beyond December 12, 2012 (as a result of any applicable patent extensions relating thereto), which written notice shall indicate the date to which the GSK License Agreement thereafter extends, PRF shall have the exclusive right for a period of one hundred twenty (120) calendar days after PRF’s receipt of written notice from AVANT of the GSK License Agreement extension to propose and negotiate with AVANT an extension of the Term hereunder coincident with the extension of the GSK License Agreement.  After the end of such 120-day period, AVANT shall have no further obligation to PRF under this Section 5.06(b).

(c)                             If and when (i) the aggregate Product Payment Amount paid to PRF at any time during the Term exceeds 245% of the Purchase Price; and (ii) AVANT has fully performed its obligations under Sections 5.06(a) and (b) above, pursuant to which no Transfer to PRF or extension of the Term, as applicable, resulted thereunder; and (iii) AVANT proposes to Transfer any of its remaining rights to payment relating to the Product to an unaffiliated bona fide third party; then PRF shall (x) upon the consummation of such Transfer, release its security interest in that portion of the Collateral relating solely to such remaining rights to payment (and PRF hereby agrees to take all action reasonably requested by AVANT to cause such release, including amending the Security Agreement and the Deposit Agreement), and (y) in the event such transferee seeks a security interest junior to PRF, in good faith negotiate and enter into with the proposed transferee a mutually agreeable intercreditor agreement on market terms relating to PRF’s first priority security interest in the Collateral other than the Purchased Interest.

Section 5.07  Security Agreement.

AVANT shall, at all times until the Obligations are paid and performed in full, grant in favor of PRF a valid, continuing, first perfected lien on and security interest in the Purchased Interest and the other Collateral.

Section 5.08  Reasonable Best Efforts; Further Assurance.

(a)                             Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by any Transaction Document.  PRF and AVANT agree to execute and deliver such other documents, certificates, agreements and other writings (including proper financing statement filings (including Form UCC-1s) requested by PRF) and to take such other actions as may be necessary in order to consummate or implement expeditiously the transactions contemplated by any Transaction Document and to vest in PRF good, valid and marketable rights and interests in and to the Purchased Interest free and clear of all Liens, except those Liens created in favor of PRF pursuant to the Security Agreement and any other Transaction Document.  Notwithstanding the foregoing or the remainder of this Section 5.08, (i) AVANT shall not be obligated to seek an amendment to the GSK License Agreement, and (ii) the License Agreements shall be subject to Section 5.10 in lieu of this Section 5.08.

(b)                            Each of the parties hereto shall execute and deliver such additional documents, certificates and instruments, and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out and effectuate all of the provisions of any Transaction Document and to consummate all of the transactions contemplated by any Transaction Document.

(c)                             AVANT and PRF shall cooperate and provide assistance as reasonably requested by the other parties in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated, or contemplated prior to, on or after the date hereof) to which any party hereto or any of its officers, directors, shareholders, members, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interests, in each case relating to any Transaction Document, the Purchased Interest or any other Collateral, or the transactions described herein or therein but in all cases excluding any litigation brought by AVANT against PRF or brought by PRF against AVANT.

Section 5.09  Remittance to Initial Concentration Account.

(a)                             Within ten (10) Business Days after the Closing Date, the parties hereto shall enter into a Deposit Agreement, substantially in the form of Exhibit C attached hereto, which will provide for, among other things, the establishment and maintenance of an Initial Concentration Account, a Joint Concentration Account, an AVANT Concentration Account and an PRF Concentration Account in accordance with the terms herein and therein.  Any PRF Concentration Account shall be held solely for the benefit of PRF, but shall be subject to the terms and conditions of the Transaction Documents.  Funds deposited into the Initial Concentration Account shall be treated as provided in the Deposit Agreement.  PRF shall have immediate and full access to and control of any funds held in the PRF Concentration Account and such funds shall not be subject to any conditions or restrictions whatsoever.  After the Daily Amount and any other amounts payable to PRF under Section 2.02 are swept into the PRF Concentration Account, as provided in the Deposit Agreement, the amounts remaining in the Joint Concentration Account shall then be swept into the AVANT Concentration Account on a daily basis.  AVANT shall have immediate and full access to and control of any funds held in the AVANT Concentration Account and such funds shall not be subject to any conditions or restrictions whatsoever other than those of the Depositary Bank.  None of the foregoing herein shall (i) affect or reduce AVANT’s obligations to pay in full all amounts due to PRF under this Agreement, or (ii) in any manner limit the recourse of PRF to the assets of AVANT to satisfy AVANT’s obligations hereunder.

(b)                            PRF and AVANT shall equally share all fees, expenses and charges of the Depositary Bank by debiting half of each such fee, expense or charge from the AVANT Concentration Account and half of each such fee, expense or charge from the PRF Concentration Account.

(c)                             At all times during the Term, AVANT shall instruct and use commercially reasonable efforts to cause GSK to pay directly into the Initial Concentration Account all payments in respect of Royalties payable by GSK, and within ten (10) Business Days after the Closing Date, AVANT shall send the letter attached hereto as Exhibit I to GSK.  Without in any way limiting the foregoing, commencing on the later of the Closing Date and the date on which the Deposit Agreement is executed and at any time thereafter, any and all payments in respect of Gross Product Payments received by AVANT shall be held in trust for the benefit of PRF and directed into the Initial Concentration Account within two (2) Business Days of AVANT’s receipt thereof.  In the event any amounts in respect of Gross Milestone Payments are incorrectly deposited by GSK into the Initial Concentration Account or Joint Concentration Account and subsequently swept into the PRF Concentration Account, PRF shall reimburse AVANT to the extent any such amounts exceed the Net Milestone Payments relating thereto.

(d)                            With respect to any License Agreement or other sale agreement or invoice entered into or issued by AVANT during the Term, AVANT shall (i) at the time of the execution and delivery of such License Agreement or other sale agreement or the issuance of any invoice, instruct any party thereto or recipient thereof to remit to the Initial Concentration Account when due all applicable payments in respect of sales of the Product and in respect of Royalties that are due and payable to AVANT in respect of or derived from such License Agreement or other sale agreement or invoice during the Term and (ii) in the case of any License Agreement or other sale agreement, deliver to PRF written evidence of such instruction and of such applicable party’s agreement thereto.

(e)                             Neither party hereto shall have any right to terminate the Depositary Bank without the other party’s prior written consent.  Any such consent, which the other party may grant or withhold in its discretion, shall be subject to the satisfaction of each of the following conditions to the satisfaction of the other party:

(i)                                     the successor Depositary Bank shall be reasonably acceptable to the other party;

(ii)                                  PRF and AVANT and the successor Depositary Bank shall have entered into a lockbox agreement substantially in the form of the Deposit Agreement attached hereto as Exhibit C;

(iii)                               all funds and items in the accounts subject to the Deposit Agreement to be terminated shall be transferred to the new accounts held at the successor Depositary Bank prior to the termination of the then existing Depositary Bank; and

(iv)                              PRF shall have received written evidence that all of the applicable parties making payments to the then existing Depositary Bank prior to termination in respect of sales of the Product have been instructed to remit all future payments in respect of sales of the Product to the new accounts held at the successor Depositary Bank.

Section 5.10  License Agreements.

(a)                             AVANT shall not (i) forgive, release or compromise any amount owed to AVANT and involving the Purchased Interest, (ii) waive, amend, cancel or terminate, exercise or fail to exercise as provided in Sections 5.10(c) and (d), any of its material rights constituting or involving the right to receive the Gross Product Payments or the Gross Milestone Payments, or (iii) amend, modify, restate, cancel, supplement, terminate or waive any provision of any License Agreement, or grant any consent thereunder, or agree to do any of the foregoing, including entering into any agreement with the Contract Party under the provisions of such License Agreement, in each case, other than with respect to the GSK License Agreement, unless any such action would reasonably be expected not to have a Material Adverse Effect.

(b)                            AVANT shall promptly provide to PRF copies of any material reports or other information prepared by any Contract Party it has received pursuant to the License Agreement or hereunder that has not been previously provided to PRF by either AVANT or any other Person (subject to any AVANT confidentiality obligations with such Contract Party).

(c)                             Promptly after (i) receiving written or oral notice from a Contract Party, (A) terminating the related License Agreement, (B) alleging any material breach of or default under such License Agreement by AVANT or (C) asserting the existence of any facts, circumstances or events which alone or together with other facts, circumstances or events could reasonably be expected (with or without the giving of notice or passage of time or both) to give rise to a material breach of or default under or right to terminate such License Agreement or (ii) AVANT otherwise having Knowledge of any fact, circumstance or event which alone or together with other facts, circumstances or events could reasonably be expected (with or without the giving of notice or passage of time or both) to give rise to a material breach of or default under such License Agreement by AVANT or a right to terminate such License Agreement by such Contract Party, in each case, AVANT shall (x) give a written notice to PRF describing in reasonable detail the relevant breach, default or termination event, including a copy of any written notice received from such Contract Party, subject to any AVANT confidentiality obligations with third parties, and, in the case of any breach or default or alleged breach or default by AVANT, describing any corrective action AVANT proposes to take and (y) take all commercially reasonable efforts to cure promptly such breach, default or termination event.

(d)                            Promptly after becoming aware of a material breach of or default of a Contract Party under a License Agreement or of the existence of any facts, circumstances or events which alone or together with other facts, circumstances or events could reasonably be expected (with or without the giving of notice or passage of time or both) to give rise to a material breach of or default by a Contract Party under or right of AVANT to terminate such License Agreement, including any failure of a Contract Party to meet their diligence or other commercialization requirements, then in each case, AVANT shall (i) give a written notice to PRF describing in reasonable detail the relevant breach, default or termination event, including a copy of any written notice that AVANT proposed to send to the applicable Contract Party and, in the case of any breach or default or alleged breach or default by such Contract Party, describing any action AVANT proposes to take, and (ii) make all commercially reasonable efforts to enforce all of its rights and remedies thereunder; provided, however AVANT will not take any actions under the applicable License Agreement without the prior written consent of PRF, which consent shall not be unreasonably withheld.

(e)                             AVANT shall, at its sole expense, either directly or by causing the Contract Party to do so, take any and all actions, and prepare, execute, deliver and file any and all agreements, documents or instruments, which are reasonably necessary or desirable to, and to the extent permitted under the applicable License Agreement, (i) diligently maintain the applicable Intellectual Property and (ii) diligently defend such Intellectual Property against infringement or interference by any other Persons, and against any claims of invalidity or unenforceability, in any jurisdiction (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement or non-interference).  AVANT shall not, and shall use commercially reasonable efforts to cause the applicable Contract Party not to, unreasonably disclaim or abandon, or fail to take any action reasonably necessary or desirable to prevent the disclaimer or abandonment of, the applicable Intellectual Property.

(f)                               AVANT shall use commercially reasonable efforts to, where a Contract Party is required to do so under any License Agreement, assist such Contract Party in securing and maintaining, all regulatory and other governmental approvals, clearances, registrations and permits which may be required to manufacture, market and/or sell the Product and are reasonably intended to maximize the commercial potential of the Product.

(g)                            AVANT shall cause each Contract Party under any License Agreement, as applicable and to the extent provided in the GSK License Agreement, to provide promptly following the end of each calendar quarter all information with respect to net end-user sales (including all components of information required to calculate Gross Product Payments) under each such agreement for inclusion in the Quarterly Report for such quarter, and AVANT shall cause such obligation to be included in every License Agreement it enters into following the Closing Date.

Section 5.11  Audits.

(a)                             To the extent AVANT has the right to perform or cause to be performed inspections or audits under any of the License Agreements regarding payments payable and/or paid to AVANT thereunder (each, a “License Party Audit”), AVANT shall, at the reasonable request of PRF, cause a License Party Audit to be performed promptly in accordance with the terms thereof.  In conducting a License Party Audit, subject to the terms of the applicable License Agreement, AVANT may engage its then retained internationally recognized independent public accounting firm, or, if AVANT elects otherwise, such other internationally recognized independent public accounting firm reasonably acceptable to PRF.  Promptly after completion of any License Party Audit (whether or not requested by PRF), AVANT shall promptly deliver to PRF an audit report summarizing the results of such License Party Audit (subject to any AVANT confidentiality obligations with such audited Person).

(b)                            To the extent that either PRF or AVANT has determined that there is a discrepancy as to the amounts paid to PRF pursuant to Section 2.02 in any calendar year, then the party hereto who has made such determination may notify the other party hereto in writing of such discrepancy indicating in reasonable detail its reasons for such determination (the “Discrepancy Notice”).  In the event that either PRF or AVANT delivers to the other party a Discrepancy Notice, PRF and AVANT shall meet within ten (10) Business Days (or such other time as mutually agreed by the parties) after the receiving party has received a Discrepancy Notice to resolve in good faith such discrepancy.  If the discrepancy has been resolved and, as a result thereof, it is determined that a payment is owing by PRF to AVANT or by AVANT to PRF, then the party owing such payment shall promptly make such payment to the other party.  If, within thirty (30) Business Days after receipt of the Discrepancy Notice, AVANT and PRF cannot resolve any such discrepancies, then PRF and AVANT shall promptly instruct their respective firms of independent certified public accountants to select, within five (5) Business Days thereafter, a third nationally recognized accounting firm (the “Independent Accountants”).  After offering AVANT and its representatives and PRF and its representatives the opportunity to present their positions as to the disputed amounts, which opportunity shall not extend for more than ten (10) Business Days after the Independent Accountants have been selected, the Independent Accountants shall review the disputed matters and the materials submitted by AVANT and PRF and, as promptly as practicable, deliver to AVANT and PRF a statement in writing setting forth its determination of the proper treatment of the discrepancies as to which there was disagreement, and that determination will be final and binding upon the parties hereto without any further right of appeal.

(c)                             PRF and any of its representatives shall have the right, from time to time, to visit AVANT’s offices and properties where AVANT keeps and maintains its books and records relating or pertaining to the Purchased Interest for purposes of conducting an audit of such books and records, and to inspect, copy and audit such books and records, during normal business hours, and, upon five (5) Business Days written notice given by PRF to AVANT, AVANT will provide PRF and any of PRF’s representatives reasonable access to such books and records, and shall permit PRF and any of PRF’s representatives to discuss the business, operations, properties and financial and other condition of AVANT or any of its Affiliates relating or pertaining to the Purchased Interest with officers of such parties, and with their independent certified public accountants, subject to any AVANT confidentiality obligations with any third parties.  PRF’s visits to AVANT’s offices pursuant to this Section 5.11(c) shall occur not more than one time per calendar year; provided, however, that PRF may so visit more frequently to the extent that there has occurred an event which could reasonably be expected to result in a Material Adverse Effect, and PRF’s visit or visits to AVANT’s offices in connection therewith are for purposes related to such event.

(d)                            All Audit Costs in respect of a License Party Audit or an audit of AVANT’s books and records pursuant to Section 5.11(c) shall be borne by PRF, unless the results of such audit, as the case may be, reveals that either (i) in any calendar year, the Royalties that should have been paid by GSK to AVANT pursuant to the GSK License Agreement are at least five percent (5%) greater than those which were actually paid by GSK, or (ii) the amounts paid to PRF for the period subject to such audit have been understated by more than the greater of $20,000 or 5% of the amounts due to PRF pursuant to this Agreement for the period subject to such audit and AVANT was primarily responsible for such understatement, then in either case the Audit Costs in respect of such audit shall be borne by AVANT.

Section 5.12  Notice.

AVANT shall provide PRF with written notice as promptly as practicable (and in any event within five (5) Business Days) after becoming aware of any of the following:

(i)                                     the occurrence of a Bankruptcy Event;

(ii)                                  any material breach or default by AVANT of any covenant, agreement or other provision of this Agreement or any other Transaction Document; or

(iii)                               any representation or warranty made by AVANT in any of the Transaction Documents or in any certificate delivered to PRF pursuant hereto shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made.

ARTICLE VI

THE CLOSING; CONDITIONS TO CLOSING AND FUNDING

Section 6.01  Closing.

Subject to the closing conditions set forth in Sections 6.02 and 6.03, the closing of this Agreement (the “Closing”) shall take place at the offices of Goodwin Procter LLP, Boston Massachusetts, on the Closing Date.  Subject to the additional Funding conditions set forth in

Sections 6.02 and 6.03, each additional Funding shall take place at the offices of Goodwin Procter LLP, Boston Massachusetts, on the applicable Subsequent Funding Date.

Section 6.02  Conditions Applicable to PRF in Closing.

The obligations of PRF to effect the Closing, including the requirements with respect to one or more Fundings of the Purchase Price (as specifically indicated) pursuant to Section 2.03(a), shall be subject to the satisfaction of each of the following conditions, as of the Closing Date and/or each Subsequent Funding Date, as applicable, any of which may be waived by PRF in its sole discretion:

(a)                             Accuracy of Representations and Warranties.  For the First Funding only, the representations and warranties of AVANT set forth in the Transaction Documents shall be true, correct and complete in all material respects, as of the Closing Date.

(b)                            No Adverse Circumstances.  For all the Fundings, there shall not have occurred or be continuing any event or circumstance described in the definition of a Material Adverse Effect (except with respect to clauses (i) and (vii) of such definition, which shall be deemed not to be part of the definition of Material Adverse Effect for purposes of this Section 6.02(b)).

(c)                             Litigation.  For the First Funding only, no action, suit, litigation, proceeding or investigation shall have been instituted, be pending or, to the Knowledge of AVANT, threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit PRF’s acquisition or future receipt of the Purchased Interest.

(d)                            (intentionally omitted).

(e)                             Officer’s Certificate.  PRF shall have received a certificate of the Chief Executive Officer of AVANT pursuant to which such officer certifies that (1) for the First Funding, the conditions set forth in Sections 6.02(a), (b), (c), and (j) shall have been satisfied in all respects, and (2) for each Subsequent Funding, the conditions set forth in Sections 6.02(b) and (j) shall have been satisfied in all respects.

(f)                               Bill of Sale.  For the First Funding only, a Bill of Sale in the form set forth in Exhibit A shall have been executed and delivered by AVANT to PRF, and PRF shall have received the same.

(g)                            Security Agreement.  For the First Funding only, the Security Agreement shall have been duly executed and delivered by all the parties thereto and shall be in form of Exhibit F hereto, together with proper financing statements (including Form UCC-1s) for filing under the UCC and/or any other applicable law, rule, statute or regulation relating to the perfection of a security interest in filing offices in the State of Delaware, and such agreements shall be in full force and effect.

(h)                            Legal Opinions.

(i)                                     For the First Funding only, PRF shall have received two opinions of Goodwin Procter LLP, transaction counsel to AVANT, in form and substance satisfactory to PRF and its counsel, to the effect set forth in Exhibit G.

(ii)                                  For the First Funding only, PRF shall have received an opinion of Yankwich and Associates, patent counsel to AVANT, in form and substance satisfactory to PRF and its counsel, to the effect set forth in Exhibit H.

(i)                                Corporate Documents of AVANT.  For the First Funding only, PRF shall have received certificates of an executive officer of AVANT (the statements made in which shall be true and correct on and as of the Closing Date):  (i) attaching copies, certified by such officer as true and complete, of resolutions of the board of directors of AVANT authorizing and approving the execution, delivery and performance by AVANT of the Transaction Documents and the transactions contemplated herein and therein; (ii) setting forth the incumbency of the officer or officers of AVANT who have executed and delivered the Transaction Documents including therein a signature specimen of each such officer or officers; and (iii) attaching copies, certified by such officer as true and complete, of a certificate of the appropriate Government Authority of AVANT’s jurisdiction of incorporation, stating that AVANT is in good standing under the laws of the State of Delaware.

(j)                                Covenants.  For the First Funding only, AVANT shall have complied in all material respects with the covenants set forth in the Transaction Documents.  For each Funding other than the First Funding, AVANT shall have complied in all material respects with the covenants set forth in the Transaction Documents other than those contained in Section 5.12.

Section 6.03  Conditions Applicable to AVANT.

The obligations of AVANT to effect the Closing shall be subject to the satisfaction of each of the following conditions, any of which may be waived by AVANT in its sole discretion:

(a)                             Accuracy of Representations and Warranties.  The representations and warranties of PRF set forth in this Agreement shall be true, correct and complete as of the Closing Date in all material respects.

(b)                            Litigation.  For the First Funding only, no action, suit, litigation, proceeding or investigation shall have been instituted, be pending or, to the knowledge of PRF, threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit PRF’s acquisition of the Purchased Interest.

(c)                             Officer’s Certificate.  AVANT shall have received at the Closing a certificate of an authorized representative of PRF certifying that the conditions set forth in Sections 6.03(a) and (b) have been satisfied in all respects as of the Closing Date.

(d)                            Guarantee.  For the First Funding, a Guarantee in the form set forth in Exhibit J shall have been executed by Paul Royalty Fund II, L.P. and delivered to AVANT for its benefit.

ARTICLE VII

EXPIRATION

Section 7.01  Expiration  Date.

This Agreement shall terminate on the expiration of the Term; provided, however, that if any Obligations under this Agreement remain unpaid or any payments are required to be made by either of the parties hereunder after that date, this Agreement shall remain in full force and effect until any and all such payments have been made in full, and solely for that purpose.

Section 7.02  Effect of Expiration.

In the event of the expiration of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, directors, officers, stockholders, managers or members other than the provisions of this Section 7.02 and Sections 5.04, 8.01, 8.04 and 8.05 hereof, which shall survive any termination as set forth in Section 8.01.  Nothing contained in this Section 7.02 shall relieve any party from liability for any breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01  Survival.

(a)                             All representations and warranties made herein and in any other Transaction Document or any closing certificates delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall continue to survive until the later of the 3rd anniversary of the Closing Date or twelve (12) months after the U.S. Commercial Launch Date; provided, however, that the representations and warranties contained in Sections 3.04, 3.09, 3.12, 3.13, 3.16 and 3.17 shall survive indefinitely following the execution and delivery of this Agreement and the Closing and the expiration of this Agreement.  Notwithstanding anything in this Agreement or implied by law to the contrary, all the agreements contained in Sections 5.04, 8.01, 8.04 and 8.05 shall survive indefinitely following the execution and delivery of this Agreement and the Closing and the expiration of this Agreement.

(b)                            Any investigation or other examination that may have been made or may be made at any time by or on behalf of the party to whom representations and warranties are made shall not limit, diminish or in any way affect the representations and warranties in the Transaction Documents, and the parties may rely on the representations and warranties in the Transaction Documents irrespective of any information obtained by them by any investigation, examination or otherwise.

Section 8.02  Specific Performance.

Each of the parties hereto acknowledges that the other party will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents.  In such event, each of the parties agrees that the other party shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement.

Section 8.03  Notices.

All notices, consents, waivers and communications hereunder given by any party to the other shall be in writing (including facsimile transmission) and delivered personally, by telegraph, telecopy, telex or facsimile, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, in each case addressed:

If to PRF to:

c/o Paul Capital Advisors, LLC
50 California Street, Suite 3000
San Francisco, CA  94111
Attention:  Chief Financial Officer
Facsimile No.:  (415) 283-4301

with a copy to:

Paul Capital Advisors, LLC
Two Grand Central Tower
140th East 45th Street, 44th Floor
New York, NY 10017
Attention: Clarke B. Futch
Facsimile No.:  (646) 264-1101

and

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, IL  60606-5096
Attention:  Timothy R.M. Bryant
Facsimile No.:  (312) 984-7700

If to AVANT to:

AVANT Immunotherapeutics, Inc.
119 Fourth Avenue
Needham, MA 02494
Attention: Una S. Ryan, Ph.D.
Facsimile No.:  (781) 433-3191

with a copy to:

Goodwin Procter LLP
53 State Street
Boston, MA 02109
Attention: Stuart M. Cable, PC
Facsimile No.:  (617) 523-1231

if or to such other address or addresses as PRF or AVANT may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt.  All such notices consents, waivers and communications shall:  (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective three (3) Business Days after dispatch, unless such communication is sent trans-Atlantic, in which case shall be deemed effective five (5) Business Days after dispatch, (b) when telegraphed, telecopied, telexed or facsimiled, be effective upon receipt by the transmitting party of confirmation of complete transmission, or (c) when delivered by a recognized overnight courier or in person, be effective upon receipt when hand delivered.

Section 8.04  Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  AVANT shall not be entitled to assign any of its obligations and rights under the Transaction Documents without the prior written consent of PRF; provided, however, AVANT may, without the consent of PRF, assign any of its obligations and rights under the Transaction Documents to any other Person with which it may merge or consolidate or to which it may sell all or substantially all of its assets or all of its assets related to the Product.  PRF may assign any of its obligations and rights under the Transaction Documents, without restriction and without the consent of AVANT, to any Affiliate or member of PRF or to any Person in connection with any financing (including any capital markets or securitization transaction), provided the assignee has sufficient resources at the time of assignment to adequately meet the obligations for future Fundings pursuant to the terms of this Agreement or PRF remains obligated to satisfy such future Fundings.

Section 8.05  Indemnification

(a)                             AVANT hereby indemnifies and holds PRF and its Affiliates and any of their respective partners, directors, managers, members, officers, employees and agents (each a “PRF Indemnified Party”) harmless from and against any and all (i) Losses incurred or suffered by any PRF Indemnified Party arising out of any breach of any representation, warranty or certification made by AVANT in any of the Transaction Documents or certificates given by AVANT in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by AVANT pursuant to any Transaction Document, and (ii) Losses in connection with any product liability claims directly against a PRF Indemnified Party, to the extent in clauses (i) or (ii) any such Losses are not subject to indemnification by PRF hereunder.

(b)                            PRF hereby indemnifies and holds AVANT, its Affiliates and any of their respective partners, directors, managers, officers, employees and agents (each an “AVANT Indemnified Party”) harmless from and against any and all Losses incurred or suffered by an AVANT Indemnified Party arising out of any breach of any representation, warranty or certification made by PRF in any of the Transaction Documents or certificates given by PRF in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by PRF pursuant to any Transaction Document, to the extent any such Losses are not subject to indemnification by AVANT hereunder.

(c)                             If any claim, demand, action or proceeding (including any investigation by any Government Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to the preceding paragraphs, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that, the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under the foregoing provisions of this Section 8.05 unless, and only to the extent that, such omission results in the forfeiture of, or have a material adverse effect on the exercise or prosecution of, substantive rights or defenses by the indemnifying party.  In case any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8.05 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.  In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnifying party.  It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties.  The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d)                            No claim for indemnification hereunder for breach of any representations or warranties contained in any Transaction Document may be made after the expiration of the survival period applicable to such representation or warranty; provided that any written claim for breach thereof made prior to such expiration date and delivered to the party against whom such indemnification is sought shall survive thereafter with respect to such claim.

(e)                             Following the date first written above, the indemnification afforded by this Section 8.05 shall be the sole and exclusive remedy for any and all Losses sustained or incurred by a party hereto in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation, warranty or certification made by a party hereto in any of the Transaction Documents or certificates given by a party in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by a party pursuant to any Transaction Document.  Notwithstanding anything herein to the contrary, in no event shall Losses include any consequential, lost profits or punitive damages.  Notwithstanding the foregoing, in the event of any breach or failure in performance of any covenant or agreement contained in any Transaction Document, the non-breaching party shall be entitled to seek specific performance, injunctive or other equitable relief.  For clarity, neither party shall have any right to terminate this Agreement or any other Transaction Document as a result of any breach by the other party hereof or thereof, but instead shall have the right to seek indemnification under this Section 8.05 and such specific performance.

Section 8.06  Independent Nature of Relationship.

(a)                             The relationship between AVANT and PRF is solely that of seller and purchaser, and neither PRF nor AVANT has any fiduciary or other special relationship with the other or any of their respective Affiliates.  Nothing contained herein or in any other Transaction Document shall be deemed to constitute AVANT and PRF as a partnership, an association, a joint venture or other kind of entity or legal form.

(b)                            No officer or employee of PRF will be located at the premises of AVANT or any of its Affiliates, except in connection with an audit performed pursuant to Section 5.11.  No officer, manager or employee of PRF shall engage in any commercial activity with AVANT or any of its Affiliates other than as contemplated herein and in the other Transaction Documents.

(c)                             AVANT and/or any of its Affiliates shall not at any time obligate PRF, or impose on PRF any obligation, in any manner or respect to any Person not a party hereto.

Section 8.07  Tax.

(a)                             Notwithstanding the accounting treatment thereof, for United States federal, state and local tax purposes, AVANT and PRF shall treat the transactions contemplated by the Transaction Documents as a sale for United States tax purposes.  The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 8.07 on any tax return or in any audit or other administrative or judicial proceeding unless (i) the other party to this

Agreement has consented to such actions, which consent shall not be unreasonably withheld, or (ii) the party that contemplates taking such an inconsistent position has been advised by counsel in writing that, due to a change in law subsequent to the Closing Date, it is more likely than not that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 8.07.

(b)                            To the extent any amount is withheld at source from a payment made pursuant to the GSK License Agreement or any other License Agreement, such withheld amount shall for all purposes of this Agreement be treated as paid to AVANT and PRF on a pro rata basis in accordance with each of the party’s underlying ownership interest in each such payment (taking into account any amounts withheld); e.g., with respect to PRF, amounts so withheld shall be attributed to PRF, and deemed paid to PRF, in accordance with the Purchased Interest.  Any amounts withheld pursuant to this Section 8.07 attributable to PRF shall be credited for the account of PRF.  If there is an inquiry by any Governmental Authority of PRF related to this Section 8.07, AVANT shall cooperate with PRF in responding to such inquiry in a reasonable manner consistent with this Section 8.07.  Neither party shall have any obligation to gross-up or otherwise pay the other party any amounts with respect to source withholding.  All amounts withheld at source as described herein shall for all purposes of this Agreement be deemed to have been received by the party to which they are attributed as provided above or to which the payment subject to such withholding was made (e.g., with respect to PRF, any amounts withheld and so attributed to PRF shall be included in calculating the $27.5 million and 245% thresholds referred to in the definition of Product Payment Amount).

Section 8.08  Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements (including the Letter of Intent), understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits, Schedules or other Transaction Documents) has been made or relied upon by either party hereto.  None of this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.09  Amendments; No Waivers.

(a)                             This Agreement or any term or provision hereof may not be amended, changed or modified except with the written consent of the parties hereto.  No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party against whom such waiver is sought to be enforced.

(b)                            No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.10  Interpretation.

When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  Neither party hereto shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one party or the other.  All references to $ or dollars herein shall refer to U.S. dollars.

Section 8.11  Headings and Captions.

The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 8.12  Counterparts; Effectiveness.

This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.  Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

Section 8.13  Severability.

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.

Section 8.14  Governing Law; Jurisdiction.

(a)                             This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the state of New York, without giving effect to the principles of conflicts of law thereof (other than the provisions of Section 5-1401 of the General Obligations Law of the State of New York).

(b)                            Any legal action or proceeding with respect to this agreement or any other transaction document may be brought in any state or federal court of competent jurisdiction in the state, county and city of New York.  By execution and delivery of this agreement, each party hereto hereby irrevocably consents to and accepts, for itself and in respect of its property, generally and unconditionally the non-exclusive jurisdiction of such courts.  Each party hereto hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Transaction Document.

(c)                             Each party hereto hereby irrevocably consents to the service of process out of any of the courts referred to in Section 8.14(b) above in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this agreement.  Each party hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder or under any other transaction document that service of process was in any way invalid or ineffective.  Nothing herein shall affect the right of a party to serve process on the other party in any other manner permitted by law.

Section 8.15  Waiver of Jury Trial.

Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action, proceeding, claim or counterclaim arising out of or relating to any Transaction Document or the transactions contemplated under any Transaction Document.  This waiver shall apply to any subsequent amendments, supplements or modifications to any Transaction Document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

AVANT:	AVANT Immunotherapeutics, Inc.

	By:	/s/ Una S. Ryan
		Name:	Una S. Ryan, Ph.D.
		Title:	President & CEO

PRF:	PRF Vaccine Holdings LLC

	By:	PRF Vaccine Acquisition LLC,
its Manager

	By:	Paul Capital Royalty Management, LLC,
its Manager

	By:	Paul Capital Advisors, LLC,
its Manager

	By:	/s/ Gregory B. Brown
		Name:	Gregory B. Brown, M.D.
		Title:	Member